Exhibit 5.1

April 13, 2004

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street

New Orleans, Louisiana 70112

Re:

Registration Statement on Form S-3
5½% Convertible Perpetual Preferred Stock

Ladies and Gentlemen:

We have served as counsel to Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“FCX”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by FCX with the Securities and Exchange Commission on the date hereof relating to the registration of (a) 1,100,000 shares of the 5½% Convertible Perpetual Preferred Stock of FCX (the “Preferred Stock”) and (b) the shares of Class B common stock of FCX issuable upon the conversion of the Preferred Stock at the option of the holders thereof (the “Conversion Shares” and, together with the Preferred Stock, the “Securities”).  The Preferred Stock and the Conversion Shares are to be offered and sold by certain securityholders of FCX.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:

1.

The Preferred Stock has been duly authorized, validly issued, and fully paid and is nonassessable.

2.

The Conversion Shares have been duly authorized, and, if and when issued by FCX upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations of the Preferred Stock, dated March 30, 2004, filed with the Delaware Secretary of State, will be validly issued, fully paid and nonassessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Securities:  (a) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act of 1933 and such effectiveness shall not have been terminated or rescinded and (b) there will not have occurred any change in law affecting the validity of such Securities.

The foregoing opinion is limited to the laws of the State of Louisiana, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.  We assume no obligation to revise or supplement this opinion should such currently applicable laws be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of FCX relating to the Securities and to the reference to our name in the prospectus contained therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the general rules and regulations of the Commission.

Very truly yours,

Jones, Walker, Waechter, Poitevent

Carrère & Denègre, L.L.P.

By: /s/ Douglas N. Currault II

           Douglas N. Currault II